EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS

~ First Quarter Revenue Increased 28.1% to $127.1 million ~

~  First Quarter Operating Income of $8.1 million; Adjusted Operating Income of $8.9 million ~
~ Raises Fiscal 2019 Outlook ~
~ Board Declares Quarterly Dividend of $0.20 per share ~

Paramus, NJ – May 30, 2018 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2018.

•	First quarter net sales increased 28.1% to $127.1 million, or 22.2% on a constant dollar basis
•
Net sales includes $2.2 million from the adoption of new revenue recognition standard ASC 606, which resulted in a timing shift between quarters related to the recognition of estimates for anticipated returns and markdowns

•	First quarter operating income of $8.1 million; Adjusted operating income grew to $8.9 million versus adjusted operating income of $2.7 million in the prior year period
•	First quarter diluted EPS of $0.35; Adjusted diluted EPS of $0.37 compared to adjusted diluted EPS of $0.01 in prior year period

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased to report a strong start to the year with sales and earnings surpassing our expectations. Sales grew 22.2% in constant currency fueled by our powerful portfolio of owned and licensed brands, including the addition of Olivia Burton, which was acquired in July 2017. Our first quarter results reflect the team’s consistent ability to bring innovation to market that resonates with consumers around the world, which was further enhanced by the execution of our strategic growth priorities. We saw sales strength across regions and channels, generating strong results in our international markets as well as our outlet stores and e-commerce business. This topline momentum combined with gross margin expansion allowed us to deliver an increase in adjusted operating income of over 200%. We delivered these results while continuing to invest in our strategic growth initiatives including an increase in digital marketing and beginning to build out our digital center of excellence. Given our strong first quarter performance, we are raising our outlook for the year.”

In the first quarter of fiscal 2019, the Company recorded a $0.8 million pre-tax expense, with a related tax benefit of $0.1 million, or $0.02 per diluted share, in association with the previously announced amortization of acquired intangible assets related to the Olivia Burton brand. In the first quarter of fiscal 2018, the Company recorded a $6.3 million pre-tax charge, with a related tax benefit of $1.9 million, or $0.19 per diluted share, related to cost savings initiatives.

During the first quarter fiscal 2019, the Company adopted the new revenue recognition accounting standard ASC 606, which resulted in a shift in timing between quarters of the recognition of estimates for anticipated returns and markdowns. The net sales in the first quarter of fiscal 2019 were favorably impacted by $2.2 million dollars due to a decrease in the markdown and return allowances which would historically have been recorded this period. The Company anticipates a corresponding increase in the allowances later this fiscal year. The Company adopted the standard with a $0.7 million cumulative-effect adjustment to retained earnings as of February 1, 2018; therefore, comparative information for prior periods has not been restated.

First Quarter Fiscal 2019 Results (see attached table for GAAP and non-GAAP measures)
•
Net sales increased 28.1% to $127.1 million compared to $99.3 million in the first quarter of last year. Net sales on a constant dollar basis increased 22.2% compared to net sales for the first quarter of fiscal 2018.

•
Gross profit was $67.5 million, or 53.1% of sales, compared to $49.1 million, or 49.5% of sales, in the first quarter last year. Adjusted gross profit for the first quarter of fiscal 2018, which excludes $1.4 million in charges related to a portion of the Company’s cost savings initiatives, was $50.5 million, or 50.9% of sales. The increase in adjusted gross margin percentage was primarily the result of favorable changes in foreign currency exchange rates, increased leverage on fixed costs due to increased sales and changes in channel and product mix.

•
Operating expenses were $59.4 million, compared to $52.8 million in the first quarter of last year. For the first quarter of fiscal 2019, adjusted operating expenses were $58.6 million, which excludes $0.8 million of expenses associated with the amortization of acquired intangible assets related to the Olivia Burton brand. For the first quarter of fiscal 2018, adjusted operating expenses were $47.9 million, which excludes $4.9 million of expenses related to a portion of the Company’s cost savings initiatives. The increase in adjusted operating expenses was primarily due to higher marketing expenses, fluctuations in foreign currency exchange rates and higher distribution and selling costs resulting from increased net sales.

•
Operating income was $8.1 million, compared to operating loss of $3.6 million in the same period last year. Adjusted operating income for the first quarter of fiscal 2019, which excludes $0.8 million of expenses associated with the amortization of acquired intangible assets related to the Olivia Burton brand, was $8.9 million. Adjusted operating income for the first quarter of fiscal 2018, which excludes $6.3 million of expenses related to the Company’s cost savings initiatives, was $2.7 million.

•
The Company recorded a tax benefit of $0.1 million, compared to a tax provision of $0.3 million in the first quarter last year. The first quarter of fiscal 2019 included a benefit of $0.1 million associated with the amortization of acquired intangible assets related to the Olivia Burton brand and favorable discrete items including the release of a valuation allowance against certain foreign deferred tax assets. The first quarter of fiscal 2018 tax provision included a $1.9 million benefit associated with the Company’s cost savings initiatives and a $1.0 million discrete tax expense from the adoption of the new pronouncement for accounting for share-based payments. Based upon adjusted pre-tax income, the adjusted tax provision for income tax was $5,000, compared to an adjusted tax provision for income tax of $2.2 million in the first quarter of fiscal 2018.

•
Net income was $8.1 million, or a $0.35 per diluted share, compared to net loss of $4.2 million, or a loss of $0.18 per diluted share, in the same quarter last year. For the first quarter of fiscal 2019, adjusted net income was $8.7 million, or $0.37 per diluted share, which excludes expenses of $0.6 million, net of $0.1 million of tax, associated with the amortization of acquired intangible assets related to the Olivia Burton brand. In the first quarter fiscal 2018, adjusted net income was $0.3 million, or $0.01 per diluted share, which excludes $4.4 million of expenses, net of $1.9 million of tax, related to the Company’s cost savings initiatives in fiscal 2018.

Fiscal 2019 Outlook
The Company is raising its outlook for fiscal 2019. The Company now anticipates that net sales will be in a range of $615.0 million to $625.0 million and operating income will be approximately $71.0 million to $73.0 million. The Company anticipates net income in fiscal 2019 to be approximately $54.9 million to $56.4 million, or $2.35 to $2.40 per diluted share. Based on the lower U.S. corporate tax rate and other provisions of the Tax Cuts and Jobs Act, combined with our jurisdictional earnings, the Company anticipates a 22% effective tax rate. The outlook excludes amortization of the acquired intangible assets for fiscal 2019 related to the Olivia Burton brand. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program
The Company announced that on May 30, 2018, the Board of Directors approved the payment on June 25, 2018 of a cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 11, 2018.

During the first quarter of fiscal 2019, the Company repurchased 30,500 shares under its share repurchase program. As of April 30, 2018, the Company had $46.8 million remaining under the $50.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, May 30th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing 800-263-0877.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic replay of the call will be available at 12:00 p.m. ET on May 23, 2018 until 11:59 p.m. ET on June 6, 2018 and can be accessed by dialing (844) 512-2921 and entering replay pin number 5790883.

Movado Group, Inc. designs, sources, and distributes MOVADO®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition and charges for the Company’s cost savings initiatives. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton brand acquisition and the Company’s cost savings initiatives. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition and the Company’s cost savings initiatives. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton) without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions,  general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2018	2017

Net sales	$127,149	$99,265

Cost of sales	59,625	50,128

Gross profit	67,524	49,137

Operating expenses	59,385	52,785

Operating income / (loss)	8,139	(3,648)

Interest expense	(222)	(356)
Interest income	57	122

Income / (loss) before income taxes	7,974	(3,882)

(Benefit) / provision for income taxes	(141)	277

Net income / (loss) attributed to Movado Group, Inc.	$8,115	$(4,159)

Per Share Information:
Net income / (loss) attributed to Movado Group, Inc.	$0.35	$(0.18)
Weighted diluted average shares outstanding	23,448	23,075 *

*Calculated using basic weighted average shares as common stock equivalents would be anti-dilutive.

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	April 30,		As Reported	Dollar

	2018	2017

Total Net sales	$127,149	$99,265	28.1%	22.2%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income / (Loss)	Pre-tax Income / (Loss)	(Benefit) / Provision for Income Taxes	Net Income / (Loss) Attributed to Movado Group, Inc.	EPS
Three Months Ended April 30, 2018
As Reported (GAAP)	$127,149	$67,524	$8,139	$7,974	$(141)	$8,115	$0.35
Olivia Burton Costs (1)	-	-	767	767	146	621	0.02
Adjusted Results (Non-GAAP)	$127,149	$67,524	$8,906	$8,741	$5	$8,736	$0.37

Three Months Ended April 30, 2017
As Reported (GAAP)	$99,265	$49,137	$(3,648)	$(3,882)	$277	$(4,159)	$(0.18)
Cost Savings Initiatives (2)	-	1,402	6,334	6,334	1,917	4,417	0.19
Adjusted Results (Non-GAAP)	$99,265	$50,539	$2,686	$2,452	$2,194	$258	$0.01

(1)          Related to the amortization of certain acquired finite lived intangible assets for the Olivia Burton brand.
(2)          Related to a charge for severance and payroll related, other expenses and occupancy expenses.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2018	2018	2017
ASSETS

Cash and cash equivalents	$176,959	$214,811	$233,594
Trade receivables, net	79,965	83,098	66,457
Inventories	159,032	151,676	160,376
Other current assets	36,213	32,015	32,555
Total current assets	452,169	481,600	492,982

Property, plant and equipment, net	23,560	24,671	31,962
Deferred and non-current income taxes	8,157	6,443	24,864
Goodwill	58,484	60,269	-
Other intangibles, net	21,720	23,124	1,386
Other non-current assets	48,042	49,273	43,847
Total assets	$612,132	$645,380	$595,041

LIABILITIES AND EQUITY

Loans payable to bank, current	$-	$25,000	$5,000
Accounts payable	29,333	24,364	22,981
Accrued liabilities	43,972	47,943	37,530
Income taxes payable	4,650	2,989	1,349
Total current liabilities	77,955	100,296	66,860

Loans payable to bank	-	-	25,000
Deferred and non-current income taxes payable	32,998	33,063	3,312
Other non-current liabilities	40,231	41,686	35,349
Shareholders' equity	460,948	470,335	464,520
Total liabilities and equity	$612,132	$645,380	$595,041

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2018	2017
Cash flows from operating activities:
Net income / (loss)	$8,115	$(4,159)
Depreciation and amortization	3,383	2,885
Other non-cash adjustments	(98)	826
Cost savings initiatives	-	6,334
Changes in working capital	(13,591)	(22,229)
Changes in non-current assets and liabilities	(429)	(211)
Net cash (used in) operating activities	(2,620)	(16,554)

Cash flows from investing activities:
Capital expenditures	(1,686)	(397)
Trademarks and other intangibles	(168)	(40)
Net cash (used in) investing activities	(1,854)	(437)

Cash flows from financing activities:
Repayments of bank borrowings	(25,000)	-
Dividends paid	(4,604)	(2,982)
Stock repurchase	(1,186)	(1,028)
Other financing	3,105	(692)
Net cash (used in) financing activities	(27,685)	(4,702)

Effect of exchange rate changes on cash and cash equivalents	(5,693)	(992)
Net change in cash, cash equivalents, and restricted cash	(37,852)	(22,685)
Cash, cash equivalents, and restricted cash at beginning of period	215,411	256,879

Cash, cash equivalents, restricted cash at end of period	$177,559	$234,194

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$176,959	$233,594
Restricted cash included in other non-current assets	600	600
Cash cash equivalents and restricted cash	$177,559	$234,194